ADMINISTRATION AGREEMENT

AGREEMENT made as of the 29th day of January, 2010, between CITI FUND SERVICES OHIO, INC., (formerly known as BISYS Fund Services Ohio, Inc.) (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and each entity that has executed this Agreement, as listed on Schedule A hereto (each, the “Fund”), each of which has its principal place of business or registered office, as applicable, at the relevant address set forth on Schedule A hereto (the “Agreement”).  This Agreement shall be considered a separate agreement between Citi and each Fund, and references to “the Fund”, etc., shall refer to each Fund separately.  No Fund shall be liable for the obligations of, nor entitled to the benefits of, any other Fund under this Agreement.
WHEREAS, the Funds are registered as closed-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Funds invest either in (a) ownership interests in other Funds or (b) ownership interests in privately offered hedge funds and private equity funds (collectively, “Private Funds”) and other securities or other investments (all of the foregoing, collectively “Investments”), all as described in the relevant Fund’s (i) currently-effective prospectus, which is filed with the Securities and Exchange Commission (the “SEC”), each as amended and in effect from time to time (collectively, the “Prospectus,” and together with any supplementary offering material provided to potential investors, the “Offering Documents”); and
WHEREAS, each Fund desires to retain Citi to provide certain fund accounting, transfer agency, and other administrative services for the Fund, and Citi is willing to perform such services on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:
1.       Services
(a)      Maintenance of Books and Records.  Citi will keep and maintain the following books and records pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(i)
Journals containing an itemized monthly record in detail of all purchases and sales of securities (including Investments), all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	Separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule; and
(iv)	A monthly trial balance of all ledger accounts (except investor accounts) as required by subsection (b)(8) of the Rule.
(b)       Fund Accounting and Financial Administration.  In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services (monthly, unless expressly provided otherwise) and administrative services:
(i)
Calculate the net asset value of the Fund (“Net Asset Value”) and each share or partnership interest, as applicable, (in either case, “Interests”) all in accordance with the Fund’s valuation policy and procedures (the “Valuation Policy”), the Fund’s applicable governing documents (“Governing Documents”), and Offering Documents; allocate profit and loss to investor accounts, if applicable;

(ii)	Verify and reconcile with the Fund’s custodian and investment adviser(s) (together with any sub-advisers, the “Adviser”) cash balances, Investments and trade activity;
(iii)	Compute as appropriate, each Fund’s net income (loss) and capital gains (losses), and monthly return as mutually agreed;
(iv)
Calculate all contractual expenses of the Fund, including calculation of management fees, expense waivers/reimbursements, servicing fees and adviser fees, amortization of organizational expenses, all in accordance with instructions from authorized officers of the Fund or other persons authorized by the Fund;

(v)	Post Fund transactions to appropriate general ledger categories;

(vi)	Accrue Fund expenses in accordance with budgets or as otherwise directed by authorized officers of the Fund or other persons authorized by the Fund;
(vii)	Post investor activity and reconcile monthly balances;
(viii)	Monitor and report to the Fund and its custodian the outstanding receivables and payables for all (A) trades in Investments, (B) transactions in Interests, and (C) income and expense accounts;
(ix)	Determine unrealized appreciation and depreciation on securities held (including Investments) and account for the amortization of premiums or discounts;
(x)	Update fund accounting system to reflect rate changes, as received from Bloomberg and other pricing sources, including the Adviser, on variable interest rate instruments; and
(xi)	Identify and research corporate actions based on information received from any Investment or publicly-distributed information and update fund accounting system to reflect any such actions, including stock splits and reorganizations.
(xii)	After approval by the Adviser of Net Asset Value calculations, distribute Net Asset Values and other performance information as mutually agreed;
(xiii)
Prepare and provide monthly unaudited statement of assets, liabilities and partners' capital, statement of operations, statement of changes in partners’ capital, statement of changes in cash flows and schedule of investments;

(xiv)	Prepare and provide accounting information, as applicable, for registration statements on Form N-2, reports to investors, and other filings related to Interests, and examinations by the SEC or other regulators;
(xv)	In connection with the annual audit and tax filings performed by the Fund’s auditor and tax accountant, provide the auditor and tax accountant with access to the Fund’s books and records and provide the following pre-programmed reports:

(a)	Tax extract for each entity in the Fund;
(b)	Working trial balances showing all adjusting entries reconciling to the audited financial statements;
(c)           audited financial statements;
(d)           lists of transfers between funds; and
(e)           interest, dividend and gain/loss detail.
Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;
(xvi)
Coordinate and prepare, with the assistance of the Adviser and officers, drafts of communications to investors, including the annual report of the Fund; prepare the drafts of the semi-annual report for the Fund, and, if the Fund is registered under the 1940 Act, file the certified final versions thereof Form N-CSR; prepare and file the Fund’s Form N-SAR and Form N-Q;

(xvii)	Prepare financial materials for Board books, if requested;
(xviii)	Assist with regulatory audits and examinations of the Fund, including providing accounting reports of the Fund for such audits and examinations;
(xix)	Calculate total returns of the Fund for dissemination to up to fifteen (15) information services covering the investment company industry; and
(xx)	Process disbursements for the Fund, subject to written authorization from both the Fund and Citi in accordance with the established procedures of the Fund for the payment of Fund expenses.
(c)       Transfer Agent/Investor Services.  Citi shall also maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:
(i)	Maintain the register of investors; process purchases, repurchases pursuant to tender offers or otherwise, compulsory repurchases, and transfers of Interests; maintain investor records, including account documentation files, establish account relationship linking/grouping, record investor account information changes, and balance monthly transaction activity;
(ii)	Maintain investor information files, and microfiche and/or image all subscription applications and source documentation;
(iii)	Disburse or record reinvestment of dividends and other distributions.
(iv)	Complete cash settlement between the Fund, its custodian, and investors, and reconcile the Fund’s bank accounts;
(v)
Prepare and issue investor confirmations (for all investors unless agreed to otherwise by the Fund), which shall be in compliance with Rule 10b-10 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), if applicable; upon investor request, prepare duplicate investor confirms;

(vi)
Except as otherwise agreed upon with the Fund, prepare and issue monthly account statements to investors and provide a monthly report of account activity per investor to the Adviser; upon investor request, prepare duplicate account statements (special order account statements available for mutually agreed upon fees and mutually agreed upon timelines);

(vii)	Prepare investor US tax forms, including calculation of amounts reported (e.g., 1099, 5498).
(viii)	Provide mailing labels for distribution of financial and tax reports, Offering Documents, proxy statements, or marketing material to current investors;
(ix)	Review all incoming investor documentation to verify receipt of all information and documentation required by Citi in the performance of its services and obligations hereunder;
(x)	To the extent information is made available to Citi, upon opening new accounts and periodically thereafter as reasonably directed by the Fund, verify investor identity and check investor names against the lists of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and Financial Crimes Enforcement Network, in each case as required by applicable U.S. laws and regulations;
(xi)	Place holds on transactions in investor accounts or freeze assets in investor accounts, as provided by the Fund’s relevant written policies and procedures (the “AML Program”);
(xii)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds;
(xiii)
Maintain all records or other documentation created or received by Citi pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund;

(xiv)
Provide ERISA tracking limited to noting whether an investor is an ERISA investor based on the information that is provided by the placement agent, underwriter, or distributor, or in the subscription documents that are provided to Citi, tabulating the percentage of investors in each Fund that are ERISA investors and reporting such information monthly to the Adviser; and

(xv)	Distribute tender offer materials to investors, compile investor replies, respond to investor questions regarding the tender offer process.
(d)       Administration, Regulatory Services and Compliance Services.  Citi shall perform the following services to assist the Fund with administrative and compliance requirements:
(i)     Assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, corporate fiduciaries, insurers, banks and persons in other capacities deemed necessary or desirable in connection with the Fund’s operations;
(ii)
Provide the Fund’s Board of Directors (the “Board”) with such reports regarding investment performance as it may reasonably request, but Citi shall have no responsibility for supervising the performance by any Adviser of its responsibilities;

(iii)
Assist the Fund in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable) compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objectives, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records, and review quarterly portfolio compliance reports prepared by the Investment Advisor.  Provide the Board and the Investment Advisor with quarterly results of portfolio compliance reviews.

(iv)
As applicable to the Fund, prepare, subject to review by counsel to the Fund, (A) the annual update to the Fund’s registration statement on Form N-2, and (B) notices of annual or special meetings of investors, and file any of the foregoing, as well as proxy materials, with the SEC at the request of the Fund or its counsel;

(v)
Coordinate the printing and distribution of Offering Documents, supplements, proxy materials and reports to investors; coordinate the solicitation and tabulation of proxies in connection with the annual meeting of investors, if applicable;

(vi)	Administer contracts on behalf of the Fund with, among others, the Adviser, distributors, custodians, and other service providers;
(vii)	Assist with the layout and printing of Offering Documents and assist with and coordinate layout and printing of the Fund’s semi-annual and annual reports to investors;
(viii)	Calculate income/capital gain distributions in accordance with U.S. income/excise tax distributions requirements.
(ix)
Assist with the design, development, and operation of the Fund, and provide consultation related to regulatory aspects of the establishment, maintenance, and liquidation or dissolution of additional Funds;

(ix)
Assist with the design, development, and operation of the Fund, and provide consultation related to regulatory aspects of the establishment, maintenance, and liquidation or dissolution of additional Funds;

(x)	Monitor Fund activity for compliance with subchapter M of the U.S. Internal Revenue Code;
(xi)	Prepare US tax withholding forms, including calculation of amounts reported, for vendors and Director fees (e.g., 1099-MISC).
(xii)
Obtain and maintain, as approved by the Board, fidelity bonds and directors and officers/error and omission insurance policies for the Fund in accordance with Rules 17g-1 and 17d-1 under the 1940 Act (if applicable) at the expense of the Fund, file notices and copies thereof with the SEC as required under the 1940 Act, and prepare memoranda and other correspondence outlining the terms and conditions of such policies;

(xiii)	Maintain corporate records on behalf of the Fund, including, but not limited to, minute books and Governing Documents;
(xiv)
Prepare financial information, as applicable, for registration statements under the 40 Act and/or the 33 Act, reports to investors, and other Fund regulatory filings.  Review drafts of all such filings to verify information provided.

(xv)
Assist the U.S. Funds in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable), compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objective, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records.  In connection with the foregoing, review quarterly compliance reports that are prepared by the Adviser, if applicable.  Citi will also provide the Board with quarterly results of portfolio compliance reviews.  The Adviser or the general partner of the Fund (the “General Partner”) is responsible for confirming that any compliance tests are appropriate.

(xvi)
If a Fund is registered under the 1940 Act, Citi will provide the following service in relation to the Fund’s compliance program approved as required under Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”) during the term of this Agreement: (A) assist the Chief Compliance Officer in updating the Fund Compliance Program to reflect evolving industry best practices and regulatory initiatives, (B) assist and support the Chief Compliance Officer in preparing and evaluating the results of annual reviews of the compliance policies and procedures of the Fund’s service providers, (C) support the Chief Compliance Officer’s evaluation and resolution of material compliance issues elevated to the Chief Compliance Officer, (D) conduct random periodic audits of Fund’s service providers’ compliance with the Fund Compliance Program, (E) assist the Chief Compliance Officer in developing standards for compliance reports to be presented to the Board by Citi and other Fund service providers, (F) assist in developing and preparing reports to the Board by the Chief Compliance Officer and documentation for the Board to conduct reviews and make findings pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of the Fund’s service providers.

(xvii)
With respect to the U.S. Funds, provide assistance and guidance to the Fund with respect to matters governed by or related to regulatory requirements and developments including monitoring regulatory and legislative developments which may affect the Fund, and assisting in strategic planning in response thereto; assisting the Fund and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Fund in response to such routine or non-routine regulatory matters.  The assistance to be provided with respect to SEC inspections includes (A) rendering advice regarding proposed responses (B) compiling data and other information in response to SEC requests for information and (C) communicating with Fund management and the Adviser to provide status updates.  In addition, Citi will provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants, including compiling data and other information as necessary;

(xviii)
With respect to U.S. Funds, manage preparation for Board meetings by (A) coordinating Board book production, preparation, and distribution, (B) subject to review and approval by the Fund and its counsel, preparing Board agendas, resolutions, minutes and a Board meeting responsibility checklist, (C) preparing the relevant sections of the Board materials required to be prepared by Citi, (D) assisting to gather and coordinate special materials related to annual contract renewals for and as directed by the Board or fund counsel, (E) attending Board meetings and recording the minutes, and (F) performing such other Board meeting functions as shall be agreed by the parties in writing;

(xix)
To assist the Fund (if it is registered under the 1940 Act) in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, “Sarbanes-Oxley”), Citi will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by Citi on behalf of the Fund and included in the Fund’s reports on Form N-CSR and any other reports required to be certified pursuant to Sarbanes-Oxley (collectively, “Reports”) is (A) recorded, processed, summarized, and reported by Citi within the time periods specified in the SEC’s rules and forms and the Fund’s disclosure and control procedures (the “Fund DCPs”), and (B) communicated to the relevant officers of the Fund who are required to certify Reports under Sarbanes-Oxley (“Certifying Officers”), in a manner consistent with the Fund DCPs.

 Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, Citi will (1) provide a sub-certification with respect to Citi’s services during any fiscal period in which Citi served as a financial administrator to the Fund consistent with the requirements of the certification required under Sarbanes-Oxley, and/or (2) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate.  In rendering any such sub-certification, Citi may (a) limit its representations to information prepared, processed and reported by Citi, (b) rely upon and assume the accuracy of the information provided by officers (other than an officer or employee of Citi) and other authorized agents of the Fund, including all other relevant service providers of the Fund, and compliance by such officers and agents with the Fund DCPs, and (c) assume that the Fund has selected appropriate accounting policies.
(xx)	Coordinate filing of the Fund’s voting records (as approved by the Adviser) on Form N-PX, if applicable;
(xxi)	With respect to U.S. Funds, prepare and file or arrange for filing amendments to the Fund’s Governing Documents as requested; and
(xxii)
Prepare, subject to review by counsel to the Fund, (A) the annual update to the Fund’s registration statement on Form N-2, (B) other amendments to the Fund’s registration statement and supplements to the Offering Documents, (C) Notices of Annual or Special Meetings of investors, (D) materials related to the Fund’s tender offer and/or repurchase process (no more frequently than quarterly).  File any of the foregoing, as well as proxy materials, with the SEC at the request of the Fund or its counsel.

(e)       Affairs of the Fund.  Citi shall provide the Fund with all necessary office space, equipment, personnel, facilities (including for investor and Board meetings) in the U.S. (unless otherwise expressly stated herein) for handling the affairs of the Fund, maintain regulatory compliance calendars, and perform such other services as Citi may reasonably determine necessary or incidental to performance of its obligations hereunder.  At the reasonable request of the Board, Citi shall make reports to the Board concerning Citi’s performance hereunder.
 (f)       Special Reports and Additional Services.  Citi may provide additional special reports and such other similar services as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties.  Citi shall perform such other services for the Fund upon terms and conditions (including additional compensation) all as mutually agreed upon by the parties from time to time in writing.
   (g)    Subcontracting; Delegation.  Citi may use one or more third parties to perform some or all of its obligations under this Agreement; provided that Citi shall provide written notice to the Fund prior to any such delegation or any change in such delegation and further provided that Citi must obtain the Fund’s prior written approval to engage a sub-fund accountant or sub-fund transfer agent.  Citi shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities hereunder by virtue of the use of such third parties.
2.          Instructions; Certain Procedures
(a)         As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the Fund’s Governing Documents and Offering Documents, to the extent that such services are described therein, and other records of the Fund unless Citi receives written instructions to the contrary in a timely manner from the Fund.
(b)         If applicable, the Fund shall assist and cooperate with Citi (and shall endeavor to cause its officers and other Fund service providers to assist and cooperate with Citi) to facilitate the delivery of information requested by Citi in connection with the preparation of any Report, so that Citi may submit a draft of such Report to the Fund’s DCP Committee prior to the date it is to be filed, and Citi shall not be liable for any delay in the submission of a Report if it does not timely receive such information.
(c)         The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may conclusively assume that any special procedure which has been approved by an authorized officer of the Fund (other than an officer or employee of Citi) does not conflict with or violate any requirements of the Fund’s Governing Documents and Offering Documents, or any rule, regulation, or requirement of any regulatory body.
Also, Citi shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  Citi will not be held to have notice of any change of the authority of any officers, employees or agents of the Fund until receipt of written notice thereof from the Fund.
(d)         Whenever Citi is requested or authorized to take action hereunder pursuant to instructions from an investor, or a properly authorized agent of an investor (an “Investor’s Agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Fund or by the investor or investor’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Board or by the investor or Investor’s Agent, as the case may be.  Furthermore, Citi shall be entitled to rely upon information received from placement agents, underwriters and distributors with respect to the investor information provided by (or failed to be provided by) such placement agents, underwriters and distributors.  The Fund shall indemnify Citi and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to Citi therefrom.
(e)         Citi may apply to the Fund at any time for instructions and may consult with counsel to the Fund and with accountants and other experts with regard to Citi’s responsibilities and duties pursuant to this Agreement.  If Citi does not obtain the advice of counsel to the Fund within a reasonable period of time, Citi shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Fund unless relating to a matter involving Citi’s willful misfeasance, bad faith, negligence or reckless disregard of Citi’s responsibilities and duties hereunder. Citi may rely upon the advice of any of the foregoing counsel, accountants, or experts, and shall in no event be liable for any action reasonably taken pursuant to such advice.
(f)         The Fund acknowledges and agrees that deviations from Citi’s written transfer agent compliance procedures may involve a substantial risk of loss.  In the event an authorized representative of the Fund (other than an officer or employee of Citi) requests that an exception be made from any written compliance or transfer agency procedures adopted by Citi or any requirements of the AML Program, Citi may in its sole discretion determine whether to permit such exception.  In the event Citi determines to permit such exception, it shall become effective when set forth in a written instrument executed by an appropriately authorized representative of the Fund (other than an officer or employee of Citi) and delivered to Citi (an “Exception”); provided that an Exception concerning the requirements of the AML Program shall also be authorized by the Fund’s AML Compliance Officer (as defined in Section 11(a)(vi)).  An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Citi receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect).  Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith and without willful misconduct, Citi shall have no liability for any loss, liability, expenses or damages to the Fund resulting from the Exception, and the Fund shall indemnify Citi and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to Citi therefrom.
(g)         The Fund instructs and authorizes Citi to provide information pertaining to the Fund’s portfolio to pricing vendors, Fund services providers, and as otherwise necessary for legitimate purposes related to the services to be provided hereunder.
(h)         Citi shall furnish to the Fund and to the Fund’s properly authorized auditors, the Adviser, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Citi, including in connection with any regulatory examination of the General Partner or the Adviser; or as subsequently agreed upon by the parties pursuant to an amendment hereto.  The Fund agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.
3.         Record Retention and Confidentiality
   (a)         Citi shall keep and maintain on behalf of the Fund all books and records which are customary or which are required to be kept in connection with Citi’s services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act.  Citi further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund at reasonable times or by the SEC promptly, including in connection with any regulatory examination of the General Partner or the Adviser.
(b)         Citi shall otherwise keep confidential all books and records relating to the Fund and its investors, except when  (i) disclosure is required by law, regulation, or legal or regulatory process, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to make a disclosure by an investor or investor’s agent with respect to information concerning an account as to which such investor has either a legal or beneficial interest and a legal right to such information at such time consistent with the Fund’s Governing Documents, Offering Documents, and applicable law, or (iv) as requested or authorized by the Fund (including pursuant to its policies and procedures).  Citi shall provide the Fund with reasonable advance notice of disclosure pursuant to items (i) or (ii) of the previous sentence, to the extent reasonably practicable.  The provisions of this Section 3(b) are subject to the provisions of Section 4(b).
(c)         Citi may at its option at any time, and shall promptly upon the Fund’s demand or termination of this Agreement, deliver, at the Fund’s expense reasonably incurred, in appropriate form to the Fund and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement which are no longer needed by Citi in the performance of its services or for its legal protection.  If not so delivered, such documents and records will be retained by Citi, at the Fund’s expense reasonably incurred, for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund, at the Fund’s expense reasonably incurred, unless the Fund authorizes in writing the destruction of such records and documents.
(d)         Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to Citi, or collected or retained by Citi in the course of performing its duties hereunder, shall be considered confidential information.  Citi shall not give, sell or in any way transfer such confidential information to any person or entity, (other than affiliates of Citi involved in servicing the Fund, provided that such affiliates are bound by Citi’s privacy policies), except at the direction of the Fund or as required or permitted by law (including, but not limited to, in the case of consumers or customers of the Fund that are U.S. citizens, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, the “AML Acts”) and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”)).  Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund.  The Fund represents to Citi that it has adopted a Statement of its privacy policies and practices as required by the SEC’s Regulation S-P or other applicable laws and agrees to provide Citi with a copy of that statement annually.
4.         Compliance with Law
(a)         Except for the obligations of Citi expressly set forth in Section 1 or Section 3(a) hereof, the Fund assumes full responsibility for the preparation, contents and distribution of each Offering Document and, compliance with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act, and any other applicable laws, rules, and regulations.  Except for the obligations of Citi expressly set forth in Section 1 or Section 3(a) hereof, Citi shall have no obligation to take cognizance of any laws relating to the sale of Interests.
(b)         The Fund is responsible for its own compliance with Applicable AML Laws and any Cayman Island or other non-U.S. anti-money laundering directives, laws or regulations applicable to the Funds (“Offshore AML Laws”).  Citi will assist the Fund in meeting its obligations under Applicable AML Laws (but Citi shall have no obligations with respect to Offshore AML Laws, except as otherwise expressly provided herein) by carrying out the activities listed in Section 1(c)(viii-xi) (the “AML Services”), which are hereby delegated by the Fund to Citi.  Citi agrees to such delegation and agrees to perform such services in accordance with the AML Program, subject to Section 12 hereof.
In connection with the foregoing delegation, the Fund also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Fund and its investors (such as in the case of the reporting of suspicious activities and the freezing of investor accounts).  In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, Citi is granted the discretion to take any such action as may be authorized under Applicable AML Laws and under Offshore AML Laws, or the AML Program, and consultation with Fund shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Fund instructs Citi that it may avail the Fund of any safe harbor from civil liability that may be available under Applicable AML Laws and under Offshore AML Laws for making a disclosure or filing a report thereunder.
(c)        Notwithstanding the delegation to Citi of the AML Services and the other services, including compliance services, provided by Citi hereunder, it is expressly agreed and acknowledged that Citi cannot ensure that the Fund complies with Applicable AML Laws, Offshore AML Laws, Sarbanes-Oxley, or Rule 38a-1 under the 1940 Act.
5.         Fees and Expenses
(a)        The Fund shall pay Citi compensation for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.
(b)        In addition to paying Citi the fees provided above, the Fund agrees to reimburse Citi for its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including, without limitation, the following (all subject to reasonable documentation and substantiation):
i)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the Fund, its services providers, or otherwise on behalf of the Fund;
ii)	The cost of microfilm or microfiche or other electronic storage of records or other materials and other costs associated with record retention on behalf of the Fund;
iii)	Sales taxes;
iv)	Costs of tax forms, if applicable;
v)	Costs for investor correspondence;
vi)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Citi in communication with the Fund, dealers,

public accountants, investors, or others as required for Citi to perform the services to be provided hereunder;
vii)	Costs of fulfillment, if requested;
viii)	Bank account charges, including check payment and processing fees;
ix)
All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials, tax forms, periodic statements, new account letters and maintenance letters, if applicable;

x)	Costs of tax data services;
xi)	Costs of rating agency services to the extent applicable;
xii)
All out of pocket costs incurred in connection with administration services, including, without limitation, travel and lodging expenses incurred by employees of Citi in connection with attendance at Board meetings and any other meetings for which such attendance is requested or agreed upon by the parties; and

xiii)	Any expenses Citi shall incur at the written direction of a director or officer of the Fund thereunto duly authorized.
(c)	In addition, Citi shall be entitled to receive the following fees:
i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;
ii)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;
iii)	Systems development fees billed at an hourly rate of $150 per hour and all system-related expenses, as agreed in advance, associated with the provision of special reports and services;

iv)
In the event that Citi is requested or authorized by the Fund or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the Fund, the Fund will, so long as Citi is not the subject of the investigation or proceeding in which the information is sought, pay Citi for its professional time (at its standard billing rates) and reimburse Citi for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements;

v)	Fees for the development of custom interfaces, billed at a mutually agreed upon rate;
6)        Term
(a)       This Agreement shall become effective as of February 1, 2010 (notwithstanding the date of execution of this Agreement) (the “Commencement Date”) and shall continue in effect for two (2) years from the Commencement Date (the “Initial Term”).  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods (“Rollover Periods”).
(b)       For purposes of this Agreement, “cause” shall mean (i) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party, (ii) a final unappealable judicial, regulatory, or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business, or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary, or failure to diligently contest an involuntary, case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.
(c)       This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period

(which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined above, upon the provision of 30 days advance written notice by the party alleging cause.
(d)        Notwithstanding the foregoing termination provisions, following any such termination, in the event that Citi in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the prior written consent of the Fund, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect.  Fees and out-of-pocket expenses incurred by Citi but unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination.  The Fund shall pay to Citi, in addition to the fees and expenses provided in Section 5 of this Agreement, the amount of all of Citi’s reasonable cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Fund, its investment adviser and/or other parties of the Fund’s property, records, instruments and documents, such amount to be paid before the date of such termination.
(e)        If, for any reason other than (i) the non-renewal of this Agreement, (ii) mutual agreement of the parties or (iii) “cause”, the Fund terminates this Agreement, or the Fund terminates Citi’s services, or Citi is replaced as service provider to the Fund or some or all of its portfolios, then the Fund shall make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.
(f)        In the event that the Fund or any of its investment portfolios is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable in those instances in which Citi is not retained to provide services consistent with this Agreement.  The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, Citi is replaced or a third party is added.
(g)        If one of the events described above is partial (e.g., a termination of Citi as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Fund shall be appropriately adjusted on a pro rata basis.
(h)        The parties further acknowledge and agree that, upon the occurrence of any of the events described in Subsection (e) above: (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.
7)         Limitation of Liability; Indemnification
(a)        Citi shall use reasonable professional diligence in the performance of its services performed under this Agreement, but shall not be liable to the Fund for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.  The duties of Citi shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Citi hereunder.
(b)        Citi shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  Upon the Fund’s reasonable request, Citi shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.  Notwithstanding the foregoing or any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.  Events beyond Citi’s reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, and computer or other equipment failures or similar events beyond its reasonable control.  In the event of a Force Majeure Event, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
(c)           The Fund agrees to indemnify and hold harmless Citi, its affiliates, subsidiaries and parents, and their respective employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (collectively, “Losses”) arising out of or in any way relating to Citi’s performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, documents, or instructions given or made to Citi by the Fund or any authorized agents of the Fund (including, without limitation, the placement agents, underwriters and distributors); provided that this indemnification shall not apply to actions or omissions of Citi in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by Citi of its obligations and duties.
(d)           Citi shall indemnify, defend, and hold harmless the Fund, its affiliates, subsidiaries and parents, and their respective employees, agents, directors, officers and nominees from and against any and all Losses arising out of or in any way relating to Citi’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder; provided that this indemnification shall not apply to actions or omissions of the Fund in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by the Fund of its obligations and duties.
(e)           The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.  In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying

-  -

party promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.  The indemnified party shall not settle or compromise any claim or action for which indemnity may be sought without the consent of the indemnifying party (which shall not be withheld or delayed unreasonably by the indemnifying party).
(f)        The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld.  In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it.  If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.  The indemnifying party shall not settle or compromise any claim or action without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) if such settlement or compromise imposes any liability, responsibility, restriction, or other obligation or consequence on the indemnified party.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.
(g)        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY HERETO, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUB-AGENTS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(h)        Citi shall provide the services described herein in accordance with the Service Level Standards set forth in Schedule C and shall be liable to the Fund for any failure to achieve such Service Level Standards as set forth therein.  For the avoidance of doubt, the payment of Service Credits (if any) in relation to breaches of applicable Service Level Standards are intended by the parties to help ensure service quality and shall be the Fund’s sole remedy for the breach of a Service Level Standard unless such breach is also an independent breach by Citi of its standard of care as set forth in Section 7(a).
(i)        The provisions of this Section 7 are subject to the provisions of Sections 2 and 4 hereof.
8)         Activities of Citi
The services of Citi rendered to the Fund hereunder are not to be deemed exclusive.  Citi is free to render such services to others and to have other businesses and interests.  Citi shall not be deemed to have notice of, or be under any duty to disclose to the Fund, or any of its agents, any fact or thing that may come to Citi’s attention in the course of rendering services to others or in the course of its business in any other capacity.  It is understood that the Fund’s directors, officers, general partners, employees, and investors are or may be or become interested in Citi, as officers, employees or otherwise and that directors, officers, employees, and shareholders of Citi and its counsel are or may be or become similarly interested in the Fund as an investor or otherwise and that Citi may be or become interested in the Fund as an investor or otherwise.
9)         Rights of Ownership
All computer programs and procedures employed or developed by or on behalf of Citi to perform services required to be provided by Citi under this Agreement are the property of Citi.
10)         Bank Accounts
Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with such bank or banks as are acceptable to the Fund, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder.  The Fund shall be deemed the customer of the relevant bank for all purposes.  To the extent that the performance of such services shall require Citi directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements provided that Citi does so in accordance with the established procedures for the Funds including ensuring proper authorization for the disbursement of funds by authorized representatives of both the Adviser and Citi.
11)      Representations and Warranties
(a)       The Fund represents and warrants that:
(i)	It is duly formed and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;
(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;
(iii)	It is, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations;
(iv)
This Agreement, and Citi’s provision of the various services hereunder, has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(v)	By virtue of its Governing Documents, Interests repurchased by the Fund may be resold by the Fund;
vi)
The Fund has adopted a written anti-money laundering program, which program is based on Citi’s anti-money laundering program.  A copy of the Fund’s anti-money laundering program has been provided to Citi pursuant to Section 12 of this Agreement, and the Fund has appointed an officer of the Fund as the Fund’s anti-

money laundering compliance officer (“AML Compliance Officer”).  The AML Program, the designation of the AML Compliance Officer, and the delegation of certain services thereunder to Citi, as provided in Section 4 of this Agreement have each been approved by the General Partner.  The Fund will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption, in accordance with Section 12 of this Agreement; and
vii)
The Fund has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network (“FinCEN”) release FIN-2006-G013, dated October 4, 2006, with the Fund’s investment adviser, and the Fund hereby authorizes Citi, acting in its capacity as transfer agent, to provide the investment adviser with information related to shareholder Suspicious Activity Reports, upon request.

(b)       Citi represents and warrants that:
(i)
It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;
(iii)
It is, and shall continue to be, in compliance in all material respects with all provisions of law and regulations applicable to it in connection with its services hereunder, including Section 17A(c) of the Exchange Act;

(iv)
The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Fund and Citi’s equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and
(v)
This Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

(vi)	With respect to insurance:
(A)       Citi shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder.  Upon request of the Fund, (1) to the extent that Citi is insured by a third party, Citi shall provide evidence that such coverage is in place, and (2) to the extent that Citi is self-insured, no more frequently than annually, Citi shall provide a certificate or letter confirming that Citi is self-insured in accordance with the terms of this Agreement.  Citi shall promptly notify the Fund should its third party insurance coverage with respect to professional liability or errors and omissions be reduced or cancelled.  Such notification shall include the date of cancellation or reduction and the reasons therefore.  Citi shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement.
(B)       Citi shall have the option, either alone or in conjunction with Citigroup, Inc. (“Citigroup”),  Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “Self Insurance”), provided the same does not thereby decrease the insurance coverage or limits set forth in Section 11(b)(vi)(A).  Any Self Insurance shall provide the same level and scope of coverage and otherwise meet the same requirements as set forth in Section 11(b)(vi)(A).  If Citi elects to self-insure, then, (1) with respect to any claims which may result from incidents occurring during the Term, such Self Insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive, and (2) any cancellation of such Self-Insurance or any reduction in such Self-Insurance below the level required by Section 11(b)(vi)(A) shall be deemed a breach of this Agreement by Citi.
(c)           EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.
12)      Information Furnished by the Fund
(a)       The Fund has furnished to Citi the following, as amended and current as of the effective date (with respect to each of the Funds) of this Agreement:
(i)	Copies of the Fund’s Governing Documents and of any amendments thereto, in each case certified by the appropriate governmental authority or by the Secretary or other executive officer of the Fund;
(ii)	The Valuation Policy;
(iii)	The AML Program;
(iv)	The Fund Compliance Program;
(v)	The Fund DCPs;

(vi)
Certified copies of resolutions of the Board regarding (A) Board approval of this Agreement and authorization of an officer of the Fund to execute and deliver this Agreement and instruct Citi on various matters, and (B) authorization of Citi to act as administrator for the Fund as described herein;

(vii)
A list of select officers of the Fund (including the Fund’s AML Compliance Officer and Chief Compliance Officer) and any other persons, together with specimen signatures of those officers and other persons, who are authorized to instruct Citi in all matters;

(viii)
Two copies of the Offering Documents, any Distribution Agreements or Placement Agent Agreements, and any other forms and agreements commonly used by the Fund and its underwriters or placement agents regarding their relationships and transactions with investors; and

(ix)
A certificate from an officer of the Fund or the Fund’s then-current transfer agent or registrar, as applicable, regarding Interests authorized, issued, and outstanding as of the effective date (with respect to each of the Funds) of this Agreement and receipt of full consideration by the Fund for all outstanding Interests.

(b)       The Fund shall furnish Citi written copies of any amendments to, or changes in, the items referred to in Section 12(a)(i)-(viii) forthwith upon such amendments or changes becoming effective, and Citi shall be entitled to rely thereon.  In addition, the Fund agrees that no amendments will be made to any of the foregoing documents that might have the effect of changing the procedures employed by Citi in providing the services agreed to hereunder or which amendment might affect the duties of Citi hereunder unless the Fund first obtains Citi’s approval of such amendments or changes, which approval shall not be withheld unreasonably, and Citi shall not be bound by any such amendment made without its consent.
(c)       Citi may rely on any amendments to or changes in any of the documents and other items  to be provided by the Fund pursuant to Sections 12(a) and (b) of this Agreement and the indemnification provisions of Section 7 hereof are applicable to Citi’s reasonable reliance upon such amendments and/or changes.  Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 12(a) and (b) of this Agreement, in the event the same relate to services provided by Citi hereunder, Citi shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in Section 12(b) of this Agreement or as otherwise agreed upon in writing.
13)       Notices
Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, to the relevant address set forth on Schedule A; and if to Citi, to it at Citi Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219; Attn:  President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
14)       Assignment
This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, provided that this shall not restrict Citi’s rights under Section 1(g) of this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
15)       Governing Law
This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act (to the extent the 1940 Act is applicable to the Fund).  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act (to the extent the 1940 Act is applicable to the Fund), the latter shall control.

16)      Miscellaneous
(a)       Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(b)       This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.
(c)       No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.
(d)       This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(e)       If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SALIENT ABSOLUTE RETURN FUND	SALIENT ABSOLUTE RETURN INSTITUTIONAL FUND
By: __________________________________ Name: Title:	By: __________________________________ Name: Title:
SALIENT ABSOLUTE RETURN MASTER FUND By: __________________________________ Name: Title:
SALIENT ABSOLUTE RETURN FUND, L.P. By: Salient Advisors, L.P., its General Partner By: _________________________________ John E. Price, Authorized Person
CITI FUND SERVICES OHIO, INC. By: ________________________________ Name: Title:

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT

Salient Absolute Return Fund, registered under the 1933 and 1940 Act Address: 4265 San Felipe Suite 800 Houston, Texas, 77027 Attn: A. Haag Sherman	Salient Absolute Return Institutional Fund , registered under the 1933 and 1940 Act Address: 4265 San Felipe Suite 800 Houston, Texas, 77027 Attn: A. Haag Sherman

Salient Absolute Return Master Fund, registered under the 1940 Act Address: 4265 San Felipe Suite 800 Houston, Texas, 77027 Attn: A. Haag Sherman	SALIENT ABSOLUTE RETURN FUND, L.P. a Delaware limited partnership Address: 4265 San Felipe Suite 800 Houston, Texas, 77027 Attn: A. Haag Sherman